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                                                                   EXHIBIT 99.3

                      [Georgeson Shareholder Letterhead]


 Hewlett-Packard Erste Vermogensverwaltungs- und Beteiligungsgesellschaft mbH


                           an indirect subsidiary of

                            Hewlett-Packard Company
                               Offer to Exchange
                         Each Outstanding Common Share

                                      of

                                  Indigo N.V.

                                  for either:

   $7.50, subject to adjustment, in common stock of Hewlett-Packard Company

                                      or

 $6.00, subject to adjustment, in common stock of Hewlett-Packard Company and one non-transferable contingent value right



 The exchange offer and withdrawal rights will expire at 12:00 noon, New York
                                  City time,


                      on March 21, 2002, unless extended.



                                                                         , 2002


To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:


   We have been appointed by Hewlett-Packard Company, a Delaware corporation ("HP"), to act as Information Agent in connection with the prospectus, dated February 14, 2002 (the "Prospectus"), pursuant to which Hewlett-Packard Erste Vermogensverwaltungs- und Beteiligungsgesellschaft mbH, a German corporation and an indirect subsidiary of HP ("Newco"), offers to exchange each outstanding common share, par value NLG 0.04 per share ("Shares"), of Indigo N.V., a corporation organized under the laws of The Netherlands ("Indigo"), for either
(i) a fixed offer price, which consists of shares of HP common stock, as described in the Prospectus, or (ii) a contingent offer price, which consists of shares of HP common stock and one non-transferable contingent value right, as described in the Prospectus (the fixed offer price and contingent offer price collectively, the "Share Consideration"), in accordance with the election made by the tendering shareholder, and upon the terms and subject to the conditions set forth in the Prospectus and in the related Election Form/Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Exchange Offer"). The Exchange Offer will be made through Newco, a subsidiary of HP; references in this Letter to HP shall mean HP and Newco, as appropriate.


   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:


      1.  The Prospectus, dated         , 2002.





      2.  Schedule 14D-9 filed with the Securities and Exchange Commission on
   February   , 2002.


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      3.  The Election Form/Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Election Form/Letter of Transmittal may be used to tender Shares.



      4. The Notice of Guaranteed Delivery for Shares to be used to accept the Exchange Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Computershare Trust Company of New York (the "Exchange Agents") prior to the expiration time of the Exchange Offer or if the procedure for book-entry transfer cannot be completed on a timely basis.



      5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.



      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.



      7.  A return envelope addressed to the Exchange Agent.



   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON THURSDAY, MARCH 21, 2002, UNLESS EXTENDED.



   In order to take advantage of the Exchange Offer, (i) a properly completed and duly executed Election Form/Letter of Transmittal (or copy thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined in the Prospectus), and all other required documents must be received by one of the Exchange Agents, and (ii) certificates representing the tendered Shares should be delivered to one of the Exchange Agents, or Shares should be tendered by book-entry transfer into one of the Exchange Agent's accounts maintained at The Depository Trust Company, all in accordance with the instructions set forth in the Election Form/Letter of Transmittal and the Prospectus.



   If any holder desires to tender Shares, but it is impracticable for them to forward the certificate(s) evidencing such Shares or other required documents prior to the expiration of the Exchange Offer or to comply with the procedures for book-entry transfer described in the Prospectus on a timely basis, such holder may tender such Shares by following the procedures for guaranteed delivery set forth in the Prospectus under "The Exchange Offer--Guaranteed Delivery."


   HP will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Exchange Offer (other than the Exchange Agents and the Information Agent as described in the Prospectus). HP will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.


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   Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the undersigned.

                                          Very truly yours,
                                          Georgeson Shareholder,
                                          as Information Agent
                                          111 Commerce Road
                                          Carlstadt, New Jersey 07072

                                          Indigo@Georgeson.com




   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU TO ACT AS THE AGENT OF HP, SUBSIDIARY, INDIGO, THE INFORMATION AGENT, THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


   The Exchange Offer is not being made in or into Israel and will not be capable of acceptance in Israel, except to certain persons referred to in
Section 15A(B)(1) of the Securities Law, 5728-1968, of Israel and listed in Appendix One thereto (which includes certain mutual, provident and venture capital funds, banks, insurers, portfolio managers, investment advisors, stock exchange members, underwriters and certain corporations controlled by any of the above). An Election Form/Letter of Transmittal contained in an envelope postmarked in Israel, requesting the Share Consideration to be delivered to an address in Israel, signed or signature guaranteed in Israel, or otherwise appearing to HP or its agents to have been sent from Israel, will not constitute a valid acceptance of the Exchange Offer, unless the tendering holder can truthfully and accurately make the representation and warranty set forth in Box E of the enclosed Election Form/Letter of Transmittal. See Instruction C to the Election Form/Letter of Transmittal.


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